First financial community meeting of 1998.

Certain financial highlights:
-----------------------------

          1997 Financial Results
          ----------------------
                                                     Change
                             1997         1996        B/(W)
                             ----         ----     -----------
          EPS               $4.16        $3.57        16.5%
          ROE               23.5%        22.8%        7 bp
          Revenue Growth     8.4%         6.4%*     2 pct pts

*Adjusted for normalized items in 1995

These results exceeded aggregate financial targets.

For EPS growth and ROE, it was the 20th consecutive quarter we met or exceeded our targets.

In 1997 56% of our earnings per share growth came from revenue improvements, versus 41% last year.

We want more EPS growth to come from revenue increases.


Financial Services
------------------

Substantial progress was made in ongoing businesses.

Capacity for attracting and retaining individual customers is centered in American Express Financial Advisors ("AEFA").

Added capability during the year:

      -Transferred direct management of Financial Direct business to AEFA.

      -This set the stage for the two main distribution channels that serve individual consumers to better coordinate strategy and allocate resources.

      -In September, we launched our first national television campaign for financial services and AEFA - featuring new spokesperson, Tiger Woods.

      -Through the year, we continued to grow force of advisors, up this year by over 5%.

      -In the fourth quarter we had a net increase of 184 advisors.

On the small business front, we moved several initiatives forward.

      -Excellent early results from entry into lending products, such as lines of credit and equipment leasing activities.

      -Acquisition of tax and accounting firms continued during the year, resulting in 1997 revenues being more than double those of a year ago.

      -Last week we announced a minority investment in Administaff, a leading professional employee organization, which provides small businesses with ways to recruit, manage, and retain employees.

International
-------------

1997 was not the easiest of years for many companies with operations outside of the U.S.

But there were clear areas of progress against our international strategy.

In the Consumer Card market, we launched 14 new products in a number of countries, and in the corporate market, completed co-branded distribution agreements in Australia, France, and Mexico.

At American Express Bank ("AEB"), after an earnings decline in 1996, AEB achieved a 20% net income increase in 1997.

A number of AEB's initiatives focused on the cross selling of American Express products and the sharing of services.

As with many financial companies doing business in Asia, American Express saw a slowdown in the fourth quarter that affected both the Travel Related Services ("TRS") and AEB units.

      -For TRS, as economies in Southeast Asia have slowed, so have card billings and travel sales.

      -These countries do not represent a large portion of overall TRS revenues.

      -However, within International growth goals, we consider these important markets.

At AEB, the exposures are different in size and extent. AEB is engaged in banking activities and has exposures throughout the Asia/Pacific region, including

      -Indonesia,
      -Korea,
      -Thailand,
      -as well as Hong Kong, and Singapore.

While there was no significant change in non-performing loans and other credit exposures in the fourth quarter, AEB had approximately $2.8 billion in loans outstanding in the entire region at 1997 year-end.

In addition to these, there are other banking activities, such as

      -forward contracts,
      -various contingencies,
      -market placements, and so on,

       which adds another approximately $1.5 billion to the regional exposures at 1997 year-end.

It is not clear how to compare these numbers to other banks, since disclosure methodologies appear to be very different.

At this point, AEB risk management people are monitoring the situation.

In particular, we are watching the actions the various Asian governments take and their impact on currency valuations.

These actions will affect the region for some time and therefore our own ultimate exposure.

We should have a better sense of any reserve requirements over the next month or two.

Importantly, we must work through the risk issues in Southeast Asia.

      -We always deal with individual credit risks for individual companies and banks, and we are used to doing so.

      -The type of risk, and hence its extent, changes substantially when a whole country runs into major structural problems as is happening in this case.

Recent events, and all of the issues associated with them, have certainly served to make this portfolio riskier.

Network Alliances
-----------------

      -For the year, 8 new partners were announced in Central and South
       America, the Caribbean, Europe, and Japan.

      -In total there were actually 10 deals, counting certain international co-branded cards.

      -As products were launched during the year, TRS' Cards In Force with network partners grew by 25%, and billings were up by 41% - although from a low base.

While many institutions have discussed potential arrangements with us, we know that our capacity, in terms of people, technology and time, is limited.

But we are learning from each implementation, improving knowledge and increasing our efficiency.

We are also working hard to expand our capacity.